Exhibit 10.19

ARBITRON INC.
AMENDMENT NO. 2 TO THE
EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN ARBITRON INC.
AND
STEPHEN B. MORRIS

THIS AMENDMENT NO. 2 TO THE EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of November 9, 2001 by and between Arbitron Inc., a Delaware corporation (“Arbitron”), and Stephen B. Morris (“Executive”) for the purpose of amending the Executive Employment Agreement, dated April 1, 2001, as amended, by and between Arbitron and Executive (the “Agreement”). All capitalized terms herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, Arbitron wishes to amend the Agreement, in order to provide the Executive with benefits equivalent to those Arbitron has determined to provide to its other executive officers.

NOW, THEREFORE, in consideration of Executive’s acceptance of and continuance in Executive’s employment for the term of the Agreement and the parties’ agreement to be bound by the terms contained in the Agreement as modified herein, the parties agree as follows:

1.     Section 4.03(b) of the Agreement is hereby deleted, and in its place a new Section 4.03(b) is to read in its entirety as follows:

(b) if the notice of termination is given by Arbitron, (i) Executive shall be paid at the usual rate of his annual Base Salary through the 75-day notice period, however, Arbitron shall have the option of making termination of the Agreement and Executive’s employment effective immediately upon notice in which case Executive shall be paid a lump sum representing the value of 75 days worth of salary, and (ii) Executive shall receive payment, starting within fifteen days after the end of the 75-day notice period, equal to two times the sum of (A) 12 months of Base Salary at the rate in effect at the time of Executive’s termination, and (B) the bonus, if any, that Executive would have received under all applicable Arbitron bonus plus for the year in which the termination occurs at the higher of the target award applicable to the year in which the termination occurs or the average of the actual bonuses paid for the last three fiscal years. This payment shall be made, at the sole discretion of Arbitron, either in the form of a lump sum payment or on a regular payroll period basis. In addition, for a period of two years following termination pursuant to this Section 4.03(b), the Executive shall be entitled to receive from Arbitron the same or equivalent health, dental, accidental death and dismemberment, short and long-term disability, life insurance coverages, and all other insurance policies and health and welfare benefits programs, policies or arrangements, at the same level and coverages as the Executive was receiving on the day immediately prior to his termination. Executive shall be required to pay no more for the above mentioned benefits than he paid as an active employee, or if provided by Arbitron at no cost to employee on the day immediately prior to Executive’s termination, they shall continue to be made available to Executive on this basis. In addition, Arbitron shall provide or make arrangements for reasonable outplacement services for Executive based on his level within Arbitron.

2.     Section 7.01 is hereby amended to add the following three definitions in the alphabetical order in which they would have appeared had these definitions been present in the original Agreement:

“Black-Scholes Termination Value” shall mean, with respect to each of Executive’s Eligible Options, the difference between (i) the Black-Scholes value of the Eligible Option had it continued for its entire term, such value determined as of the date of the Change of Control, using (A) a share price equal to the value per share of the consideration received in the Change of Control transaction, (B) a volatility input equal to the measured daily volatility for the 180 days ending on the Determination Date, and (C) an interest rate equal to the rate on 10-year Treasury constant maturities (zero coupon bonds) for the date of consummation of the Change of Control, as published by the Federal Reserve, and (ii) the in-the-money amount of the Eligible Option (i.e., the number of unexercised option shares multiplied by the difference between the value per share of the consideration received in the Change of Control and the exercise price per share).

“Determination Date” shall mean the earlier of the date one week after the date on which Arbitron or the entity effecting the

Change of Control first announces to the public the existence of a definitive agreement leading to the Change of Control or the date of commencement of a tender offer leading to the Change of Control.

“Eligible Option” shall mean the Company stock options held by Executive that were granted prior to January 1, 2003.

3.     Section 7.01 is hereby amended to delete the current definition of “Change of Control Termination,” replacing that definition in its entirety with the following:

“Change of Control Termination” means the termination of Executive’s employment with Arbitron within two years after a Change of Control for any reason other than fraud, misrepresentation, theft or embezzlement of Arbitron assets, intentional violation of laws of moral turpitude or failure to follow Arbitron’s conduct and ethics policies. A Change of Control termination includes termination by reason of death or Disability.

4.     There shall be added new Sections 7.03A, Special Stock-Based Payment, after Section 7.03 to read in their entirety as follows:

7.03A Stock Option Provisions in Connection with a Change of Control.

(a) Special Vesting Rule. If there is a Change of Control, then, notwithstanding the current Section 12.3 of the Arbitron Inc. 1999 Stock Incentive Plan (the “Plan”) or any other provision of the Plan and notwithstanding the current Section 3.3(b) of the Arbitron Inc. 1999 Stock Incentive Plan Non-Qualified Stock Option Agreement (the “NQSO”) or any other provision of the NQSO, the Executive’s Eligible Options shall fully and immediately vest upon the consummation of the Change of Control. This Section 7.03A(a) shall not be changed or otherwise modified without the written consent of the Executive.

(b) Special Stock-Based Payment in Connection with a Certain Change of Control. If there is a Change of Control, then, notwithstanding any contrary provision in the option agreements covering the Executive’s Eligible Options, upon consummation of the Change of Control, but in no event more than 15 days following the Change of Control, the Company shall provide the Executive with a cash payment equal to the sum of (i) the in-the-money value of the

Executive’s Eligible Options (i.e., the number of unexercised option shares multiplied by the difference between the value per share of the consideration received in the Change of Control and the exercise price per share), and (ii) the Black-Scholes Termination Value of the Executive’s Eligible Options. Upon payment of the cash amount just described, the Eligible Options shall expire, and no longer shall be exercisable.

5.     The Agreement shall be read together with this Amendment No. 1 and shall have the same force and effect as if the provisions of the Agreement and this Amendment were contained in one document. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

6.     This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

EXECUTIVE:		ARBITRON INC.:

By:	/s/ Stephen B. Morris Stephen B. Morris	By:	/s/ Lawrence Perlman Lawrence Perlman
Address:	142 West 57th Street New York, New York 10019	Title:	Chairman of the Board of Directors

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